March 17, 2014

Re: ICON Leasing Fund Eleven, LLC (“Fund Eleven”)

Dear Registered Representative:

We are writing to notify you in advance that the Liquidation Period for Fund Eleven is scheduled to commence on May 1, 2014.  It is our expectation that Fund Eleven will close within twelve months.  Your clients will receive the letter below enclosed with their first quarter 2014 investor statement, which will be mailed out in early April.  Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

April 1, 2014

Re: ICON Leasing Fund Eleven, LLC (“Fund Eleven”)

Dear Investor:

As you may recall, we notified you in May 2012 that we were extending Fund Eleven’s Operating Period for up to three years in order to allow us to invest available equity into high yielding secured investments in accordance with our current investment strategy and maximize the value of Fund Eleven. Since that time we successfully invested over $33 million in eight transactions, all of which are performing and are projected to achieve a favorable return.

Now we are writing to advise you that, effective April 30, 2014, we will officially close our Operating Period and enter the Liquidation Period, wherein we will begin the orderly termination of our operations and make distributions from loan payments, net rental income and sales proceeds as our investments are liquidated.  Our first distribution in this Liquidation Period will be paid on June 1, 2014. Please note that the amount and timing of future distributions will fluctuate as the portfolio winds down and assets are sold.

It is our expectation that Fund Eleven will close within twelve months.

As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital, LLC

Michael A. Reisner Co-President and Co-CEO	Mark Gatto Co-President and Co-CEO

100 Grossman Drive, Suite 301, Braintree, MA 02184  www.iconinvestments.com